Exhibit 10.1

To:	Michael Flannery	Date:	April 13, 2007
From:	Board of Directors	Subject:	Retirement and Severance Agreement

Birth Date:	1/23/44	Age:	63 years, 5 months
Hire Date:	4/15/86	Years of Service	21 years, 3 months
Termination Date:	6/30/07
Annual Salary:	$573,588.00

In connection with your retirement, the following terms will apply:

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Resignation and Retirement Dates: Effective immediately upon execution of this agreement on April 13, 2007, you hereby resign as Chairman of the Board, President and Chief Executive Officer of Pope & Talbot, Inc. (the “Company”), as a director of the Company, and as an officer and/or director of any and all subsidiaries of the Company for which you serve as an officer or director. You also hereby withdraw as a candidate for re-election as a director at the 2007 annual meeting of the Company’s shareholders, and acknowledge and agree that you will not be nominated for re-election as a director at that meeting. You will remain as an employee of the Company with no reduction in salary or benefits through June 30, 2007, and will retire effective July 1, 2007. For the period from April 13, 2007 to June 30, 2007, your duties will be to consult with and assist the new CEO with transition issues.

•	Severance Benefits:

•	Restricted Stock: You currently hold the following unvested restricted shares of Company Common Stock pursuant to previous restricted stock award agreements:

Date of Award	Unvested Shares
1/26/00	3,328
3/23/00	2,728
2/27/04	4,880
3/2/05	8,100
4/10/06	7,200
3/8/07	9,000

35,236

Upon the effectiveness of the attached general waiver and release agreement (expected to be April 20, 2007), all of the above-listed unvested shares of restricted stock (35,236 shares) will be fully vested and no longer subject to forfeiture. You acknowledge and agree that the vesting of these shares is subject to income tax withholding as set forth in your restricted stock award agreements.

Michael Flannery

April 13, 2007

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Additional Pension Benefit: The Company agrees to provide you an additional retirement benefit of $3,028.00 per month for the longer of (i) your lifetime, or (ii) 60 months. If you die before receiving 60 monthly payments, the remaining payments will be paid to your selected beneficiary. This additional benefit represents the difference between the monthly retirement benefits you will receive under the Pope & Talbot, Inc. Pension Plan (the “Pension Plan”) and our Supplemental Executive Retirement Income Plan (the “SERIP”) based on your early retirement date of July 1, 2007 and the monthly benefits you would have received under those plans if you had remained with the Company at your current salary to age 65. This monthly payment amount has been calculated assuming that the first payment of this additional benefit would be paid on July 1, 2007 and subsequent payments made on the first day of each month thereafter. However, Section 409A of the Internal Revenue Code now requires that payments to senior executives like yourself under nonqualified retirement plans like this may not commence until six months after retirement. Failure to follow this relatively new requirement will result in substantial tax penalties to you. Accordingly, the commencement of this benefit will be delayed until January 2008 in order to comply with Section 409A and avoid tax penalties for you. All payments that you would otherwise have received in the last six months of 2007 will be accumulated by the Company and paid to you in a lump sum in January 2008 together with the regular January 2008 payment. The Company will also pay interest at the rate of 4.74% per annum on these delayed payments from the date otherwise payable under the intended terms until the date actually paid.

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Release and Waiver of Claims: As a condition to receiving the above benefits, you must sign a general waiver and release agreement in the form attached as Exhibit A and the revocation period applicable to such agreement must have expired. [You and Pope and Talbot understand and agree that this is a mutual release which resolves any claims or differences that may exist between you and the Company. By entering into this Agreement, neither party admits to any liability or wrongdoing.]

•	Acknowledgements Regarding Other Benefits:

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Your early retirement benefit starting date under both the Pension Plan and the SERIP shall be July 1, 2007. Although the SERIP provides that your benefit thereunder may only be paid as a 50% joint and survivor annuity, the Company agrees that your SERIP benefit will be paid in the form of a 100% joint and survivor annuity which is determined by our actuary to be actuarially equivalent to the benefit the SERIP provides for. Section 409A of the Internal Revenue Code also requires that payments to you under the SERIP may not commence until six months after your retirement. Accordingly, the commencement of your SERIP benefit will also be delayed until January 2008. All payments that you would otherwise have received in the last six months of 2007 will be accumulated by the Company and paid to you in a lump sum in January 2008 together with the

Michael Flannery

April 13, 2007

regular January 2008 payment. The Company will also pay interest at the rate of 4.74% per annum on these delayed payments from the date otherwise payable under the terms of the SERIP until the date actually paid.

•	You are eligible for and shall receive early retirement medical and life insurance benefits under the Company’s Early Retiree Plan applicable to all U.S.-based salaried employees.

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In accordance with their terms, your outstanding stock options to purchase Company Common Stock, to the extent vested on the date of your termination of employment, shall remain outstanding for 12 months following the termination of your employment and shall expire if not exercised on or before June 30, 2008. Any options that are not vested on June 30, 2007 shall, in accordance with their terms, be cancelled.

•	You shall be paid any earned, but unused, vacation pay upon the effective date of the attached general waiver and release agreement (expected to be April 20, 2007).

•	You agree that you shall not be entitled to any annual bonus for 2007 under our Executive Incentive Plan, notwithstanding any language to the contrary in that plan.

Mike, the above details the terms of the agreement between you and Pope & Talbot concerning your retirement. There will be no other payments to you other than those specified above.

Mike, please sign below to indicate your agreement with the terms and conditions set forth in this document.

Pope & Talbot, Inc.

/s/ Michael Flannery		By:	/s/ Lionel G. Dodd
Michael Flannery			Lionel G. Dodd
Chairman of the Board

		By:	/s/ Robert G. Funari
Robert G. Funari
Director, Chairman of the Compensation Committee

Date:	4/13/2007	Date:	4/13/2007

EXHIBIT A

GENERAL WAIVER AND MUTUAL RELEASE AGREEMENT

1. I have resigned my positions as Chairman of the Board, President and Chief Executive Officer of Pope & Talbot, Inc. (“Pope & Talbot”), and as a member of Pope & Talbot’s board of directors effective on April 13, 2007, and my last day as an employee of Pope & Talbot will be June 30, 2007. I will be paid severance and other benefits as set forth in the attached Retirement and Severance Agreement (“Severance Agreement”) only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”). I understand and agree that the terms of the Severance Agreement are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation Pope & Talbot may have to pay me severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.

2. In exchange for Pope & Talbot’s payment of these severance and other benefits, I completely release and forever discharge Pope & Talbot, its past, present and future successors, officers, directors, agents, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which I may now have, or I ever had arising from or in any way connected with my employment relationship or the resignation of my employment with Pope & Talbot. This release includes, but is not limited to, all “wrongful discharge” claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state or municipal statute or ordinance, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), the

Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (ERISA) and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs. This release does not extend to any existing right of indemnification I may have or any right I may have to director and officer liability insurance coverage (under existing or replacement policies), in either case that arise from my actions within the course and scope of my employment for Pope & Talbot.

3. I agree to return to Pope & Talbot all Pope & Talbot computers, peripherals, supplies, equipment, confidential and proprietary information and other property, except that I may retain (a) my address book (in paper and electronic version) and (b) my home computer equipment. I understand and agree that, as an express condition of receiving severance and other benefits, I will not disclose to others, or take or use for my own purposes or for the purposes of others, any Information owned or controlled by Pope & Talbot or any of its subsidiary or affiliated companies. I agree that these restrictions shall also apply to all (i) information in Pope & Talbot’s possession belonging to third parties, and (ii) information conceived, originated, discovered or developed, in confidential or proprietary business, technical, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily available to the public shall be considered to be a trade secret and

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confidential property, even if it is not specifically marked as such, unless Pope & Talbot advises me otherwise in writing. This paragraph shall not apply to any information which becomes publicly available through no fault of my own, which Pope & Talbot in writing authorizes me to use or disclose, or which I disclose in truthful testimony in a legal proceeding or government inquiry (other than proceedings or inquiries initiated by me).

4. I understand that I am over 40 and I have 21 days from the date I receive this Agreement to consider and sign this Agreement. I also understand that I have seven days to revoke this Agreement after I sign it. I understand that any such revocation must be in writing and must be received by Pope & Talbot’s Chief Executive Officer no later than the last day of the applicable revocation period. The effective date of this Agreement is the day after the revocation periods ends. I understand that I will not receive the benefits and privileges of this Agreement, which include consideration to which I am not otherwise entitled, until the effective date.

5. I understand that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Severance Agreement are my sole responsibility, and I further agree to hold Pope & Talbot harmless on account thereof. In addition, I agree that Pope & Talbot will withhold taxes from sums due under this Agreement as required by law.

6. This Agreement and the Severance Agreement set forth the entire agreement between me and Pope & Talbot concerning my retirement and supersede any other written or oral promises concerning the subject matter thereof. Notwithstanding the preceding sentence, I understand that the terms of any confidentiality and/or proprietary information agreement that I have entered into with Pope & Talbot shall survive this Agreement.

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7. Pope & Talbot hereby completely releases and forever discharges Michael Flannery, his heirs, successors and assigns from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which Pope & Talbot may now have, or may ever have had arising from or in any way connected with his status as an employee, officer or director of Pope & Talbot.

Pope & Talbot

/s/ Michael Flannery	By:	/s/ Lionel G. Dodd
Michael Flannery		Lionel G. Dodd Chairman of the Board

	By:	/s/ Robert G. Funari
Robert G. Funari Director, Chairman of the Compensation Committee

4/13/2007	4/13/2007
Date	Date

EFFECTIVE DATE: EIGHTH DAY FOLLOWING SIGNATURE

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